Exhibit 99.1

Lenovo to Acquire Motorola Mobility from Google

Research Triangle Park, North Carolina, and Mountain View, California - January 29, 2014: Lenovo (HKSE: 992) (ADR: LNVGY) and Google (NASDAQ: GOOG) today have entered into a definitive agreement under which Lenovo plans to acquire the Motorola Mobility smartphone business. With a strong PC business and a fast-growing smartphone business, this agreement will significantly strengthen Lenovo’s position in the smartphone market. In addition, Lenovo will gain a strong market presence in North America and Latin America, as well as a foothold in Western Europe, to complement its strong, fast-growing smartphone business in emerging markets around the world.

The purchase price is approximately US$2.91 billion (subject to certain adjustments), including US$1.41 billion paid at close, comprised of US$660 million in cash and US$750 million in Lenovo ordinary shares (subject to a share cap/floor). The remaining US$1.5 billion will be paid in the form of a three-year promissory note.

Lenovo, which in 2005 acquired IBM’s PC business and its legendary PC brand, will now acquire world-renowned Motorola Mobility, including the MOTOROLA brand and Motorola Mobility's portfolio of innovative smartphones like the Moto X and Moto G and the DROIDTM Ultra series. In addition to current products, Lenovo will take ownership of the future Motorola Mobility product roadmap.

Google will maintain ownership of the vast majority of the Motorola Mobility patent portfolio, including current patent applications and invention disclosures. As part of its ongoing relationship with Google, Lenovo will receive a license to this rich portfolio of patents and other intellectual property. Additionally Lenovo will receive over 2,000 patent assets, as well as the Motorola Mobility brand and trademark portfolio.

Motorola Mobility enjoys outstanding brand awareness around the world, and is currently the #3 Android smartphone manufacturer in the U.S. and #3 manufacturer overall in Latin America.

“The acquisition of such an iconic brand, innovative product portfolio and incredibly talented global team will immediately make Lenovo a strong global competitor in smartphones. We will immediately have the opportunity to become a strong global player in the fast-growing mobile space,” said Yang Yuanqing, chairman and CEO of Lenovo. “We are confident that we can bring together the best of both companies to deliver products customers will love and a strong, growing business. Lenovo has a proven track record of successfully embracing and strengthening great brands - as we did with IBM’s Think brand - and smoothly and efficiently integrating companies around-the-world. I am confident we will be successful with this process, and that our companies will not only maintain our current momentum in the market, but also build a strong foundation for the future.”

“Lenovo has the expertise and track record to scale Motorola Mobility into a major player within the Android ecosystem. This move will enable Google to devote our energy to driving innovation across the Android ecosystem, for the benefit of smartphone users everywhere,” said Larry Page, CEO, Google.

“As part of Lenovo, Motorola Mobility will have a rapid path to achieving our goal of reaching the next 100 million people with the mobile Internet. With the recent launches of Moto X and Moto G, we have tremendous momentum right now and Lenovo’s hardware expertise and global reach will only help to accelerate this,” said Dennis Woodside, CEO, Motorola Mobility.

The transaction is subject to the satisfaction of regulatory requirements, customary closing conditions and any other needed approvals.

About Lenovo
Lenovo (HKSE: 992) (ADR: LNVGY) is a US$34 billion personal technology company - the largest PC maker worldwide and an emerging PC Plus leader - serving customers in more than 160 countries. Dedicated to exceptionally engineered PCs and mobile internet devices, Lenovo’s business is built on product innovation, a highly-efficient global supply chain and strong strategic execution. Formed by Lenovo Group’s acquisition of the former IBM Personal Computing Division, the Company develops, manufactures and markets reliable, high-quality, secure and easy-to-use technology products and services. Its product lines include legendary Think-branded commercial PCs and Idea-branded consumer PCs, as well as servers, workstations, and a family of mobile internet devices, including tablets and smart phones. Lenovo, a global Fortune 500 company, has major research centers in Yamato, Japan; Beijing, Shanghai and Shenzhen, China; and Raleigh, North Carolina. For more information see www.lenovo.com.

About Motorola Mobility
Motorola Mobility, a Google company, creates mobile devices and wireless accessories that simplify, connect and enrich people’s lives. For more information, visit motorola.com/mobility

About Google
Google is a global technology leader, focused on improving ways people connect with information. Google’s innovations in web search and advertising have made its website a top Internet property and its brand one of the most recognized in the world.

Contact information

Lenovo:

Ray Gorman	Brion Tingler
919 257 6325	917 528 1992
rgorman@lenovo.com	btingler@lenovo.com

Motorola Mobility: press@motorola.com

Google: press@google.com